Exhibit 10.1

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated as of September 29, 2020 (this “Agreement”) is by and between Digimarc Corporation, an Oregon corporation (the “Company”), and TCM Strategic Partners L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

The Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, (i) 2,542,079 shares (the “Closing Shares”) of the Company’s common stock, par value $0.001 per share, and (ii) 16,970 shares (the “Preferred Shares” and together with the Closing Shares, “Purchased Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closings, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, the Purchased Shares, free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Articles of Amendment (as defined below) or the Registration Rights Agreement) for an aggregate purchase price of $53,500,000. The aggregate purchase price represents a per share price of $14.37 for the Closing Shares (and the aggregate purchase price for the Closing Shares, the “Closing Shares Purchase Price”) and a per share price of $1,000 for the Preferred Shares (and the aggregate purchase price for the Preferred Shares, the “Preferred Shares Purchase Price”). The Series B Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Articles of Amendment (the “Articles of Amendment”) attached as Exhibit B.

Section 1.2 Closings. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, (i) the closing of the issuance, sale and purchase of the Closing Shares (the “Initial Closing”) shall take place remotely via the exchange of final documents and signature pages, on the date of this Agreement, or such other time and place as the Company and the Purchaser may agree; and (ii) the closing of the issuance, sale and purchase of the Preferred Shares (the “Preferred Closing,” and together with the Initial Closing, the “Closings”) shall take place remotely via the exchange of final documents and signature pages, on the date that is no later than one Business Day following the satisfaction or waiver of all of the conditions set forth in Article V, or such other time and place as the Company and the Purchaser may agree. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date,” and the date on which the Preferred Closing is to occur is herein referred to as the “Preferred Closing Date.” At the Initial Closing, (i) upon receipt by the Company of payment of the full Closing Shares Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company (the “Designated Account”), the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Closing Shares in the name of the Purchaser by book-entry on the books and records of the Company; (ii) each of the Company and the Purchaser shall deliver the Registration Rights Agreement, duly executed by the party; and (iii) the Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed Internal

Revenue Service Form W-9 certifying that such Purchaser is a U.S. person and that such Purchaser is not subject to backup withholding. At the Preferred Closing, upon receipt by the Company of payment of the full Preferred Shares Purchase Price by wire transfer of immediately available funds to the Designated Account, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Preferred Shares in the name of the Purchaser by book-entry on the books and records of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except (a) as set forth in the SEC Documents filed by the Company with the SEC on or after January 1, 2019 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit D (the “Disclosure Schedule”) (all such exceptions disclosed in the Disclosure Schedule being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1 Organization and Power.

(a)    The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted.

(b)    The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authorization, Etc.

(a)    The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Articles of Amendment with the Secretary of State of the State of Oregon and for the due authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares (as defined below).

(b)    The authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Articles of Amendment and the issuance of the Purchased Shares and the Conversion Shares do not and will not: (a) violate or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Company; or (b) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material mortgage, credit agreement or contract to which the Company or any of its Subsidiaries is a party; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (iii) result in the creation of any lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws. This Agreement has been, and the Registration Rights Agreement, at the Closing will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Sections 60.825 through 60.845 of the OBCA will not apply with respect to or as a result of the issuance of the Purchased Shares (or the Conversion Shares) to the Purchaser or the Transfer thereof to its Permitted Transferees in accordance with this Agreement without any further action on the part of the shareholders or the Board of Directors.

Section 2.3 Government Approvals. No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares or the Conversion Shares, except for (a) the filing of the Articles of Amendment with the Secretary of State of the State of Oregon; (b) those which have already been made or granted; (c) the filing of a Form D and current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; or (e) the listing of the Closing Shares and the Conversion Shares with the Nasdaq Stock Market.

Section 2.4 Authorized and Outstanding Stock.

(a)    The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value per share (“Common Stock”) and 2,500,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”). Ten Thousand (10,000) shares of Preferred Stock are designated as Series A Redeemable Nonvoting Preferred Stock, and 500,000 shares of Preferred Stock are designated as Series R Participating Cumulative Preferred Stock.

(b)    As of September 25, 2020, (i) 12,774,269 shares of Common Stock were issued and outstanding, (ii) 10,000 shares of Series A Redeemable Nonvoting Preferred Stock were issued and outstanding, and (iii) 1,276,263 shares of Common Stock were reserved for issuance pursuant to the Company’s stock plans, of which 802,564 shares remained available for future grants. Upon the filing of the Articles of Amendment with the Secretary of State of the State of Oregon, 16,970 shares will be designated as the Series B Preferred Stock.

(c)    All of the issued and outstanding shares of Common Stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares” and together with the Closing Shares, the “Shares”) have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Articles of Amendment in accordance with their terms and upon obtaining Shareholder Approval will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws, this Agreement and the

Registration Rights Agreement. When issued in accordance with the terms hereof, the Purchased Shares and the Conversion Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Articles of Amendment or the Registration Rights Agreement).

(d)    Except as otherwise expressly described in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company.

Section 2.5 Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2019. Except as described in the SEC Documents, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7 SEC Documents; Financial Information. Since January 1, 2019, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto). The Company satisfies the

“registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC. The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet as of June 30, 2020 (the “Balance Sheet Date”) included in the SEC documents, (ii) that were incurred in the ordinary course of business after the Balance Sheet Date, (iii) liabilities as contemplated by the Transaction Documents or otherwise incurred in connection with the Transaction Documents or the transactions contemplated hereby, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.8 Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 2.9 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.10 Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12 Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code (“USRPHC”).

Section 2.13 Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA. No material labor dispute with the employees of the Company or any of its Subsidiaries exists, or to the knowledge of the Company, is imminent.

Section 2.14 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past three years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.15 Customer Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received, since June 30, 2020, any written notice that any of its customers has ceased, or intends to cease using its goods or services, or to otherwise terminate or reduce its relationship with the Company.

Section 2.16 Title to Properties. Except as disclosed in the SEC Documents, the Company and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Documents, the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

Section 2.17 Intellectual Property. The Company owns or possesses sufficient rights to use all Intellectual Property which is necessary to conduct its businesses as currently conducted, except where the failure to own or possess such sufficient rights would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received, since June 30, 2020, any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, either individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. For the purposes of this agreement, “Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

Section 2.18 Subsequent Events. Since June 30, 2020, except for the execution and performance of this Agreement, there has been no Material Adverse Effect.

Section 2.19 Insurance Coverage. The Company and its Subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and its Subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

Section 2.20 Transactions with Affiliates. Except as disclosed in the SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case that would require disclosure in an SEC filing made by the Company (if such filing were being made on the date hereof) pursuant to Item 404 of Regulation S-K under the 1934 Act.

Section 2.21 Registration Rights. Except as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.22 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.23 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on the Nasdaq Stock Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Stock Market. The Company is in compliance with applicable continued listing requirements of the Nasdaq Stock Market.

Section 2.24 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or the Purchaser for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.

Section 2.25 Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Entity, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act (as defined below) or other applicable law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “U.S. Foreign Corrupt Practices Act”), the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law.

Section 2.26 Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions laws, including applicable laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

Section 2.27 No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by the Purchaser for intentional and actual fraud solely with respect to the representations and warranties made by the Company is this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1 Organization and Power. The Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc.

(a)    The Purchaser has all necessary limited partnership or other entity power and authority and the Purchaser and its general partner have taken all necessary partnership or other entity action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby.

(b)    The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement (or similar organizational document) of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. This Agreement has been, and the Registration Rights Agreement will, at the Closing be, duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; or (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Investment Representations.

(a)    The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)    The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Registration Rights Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)    The Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d)    By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(e)    The Company has provided to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.5 No Prior Ownership. Prior to the Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser.

Section 3.7 ERISA. The Purchaser does not hold, and no part of the funds used by the Purchaser to acquire any Purchased Shares constitutes, “plan assets” (within the meaning of the ERISA Regulations). The Purchaser is not (a) an “employee benefit plan” that is subject to Part 4 of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies or (c) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s investment in such entity.

Section 3.8 No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable law, without limiting the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Board of Directors.

(a)    For so long as the Purchaser and its Affiliates continue to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Shares that constitute at least five percent (5%) of the outstanding Common Stock of the Company, the Company shall cause the Principal to be elected or appointed to the Board of Directors (the Principal in such capacity, the “Purchaser Designee”). If the Purchaser has the right to designate the Purchaser Designee in a given year, the Company shall, at the annual meeting of the shareholders of the Company during such year, nominate the Purchaser Designee for election to the Board of Directors and cause the Purchaser Designee to be elected or appointed to the Board of Directors; provided, however, that the Purchaser Designee shall continue to comply in all material respects with the corporate governance principles and policies of the Company as in effect from time to time to the extent such compliance is required from all of the other director appointees, nominees or applicants. In the event that the Purchaser and its Affiliates cease to hold the minimum percentage of the outstanding Common Stock that entitles it to designate the Purchaser Designee as provided above, if requested by the Board of Directors, the Purchaser shall use reasonable best efforts to have such Purchaser Designee resign as a director. As a pre-condition to the nomination of Purchaser Designee, Purchaser Designee shall execute and deliver to the Board of Directors an irrevocable letter of resignation to be deemed tendered at the time the Purchaser is required to use reasonable best efforts to have the Purchaser Designee resign. For the avoidance of doubt, in the event that the Purchaser’s and its Affiliates’ holdings of Common Stock drops below such minimum percentage, the Purchaser will not regain the right to nominate the Purchaser Designee through the subsequent acquisition of additional Company Securities.

(b)    Subject to applicable legal requirements and stock exchange rules, for as long as the Purchaser Designee serves on the Board of Directors, the Purchaser Designee shall be a member of any committee or any executive committee formed by the Board of Directors other than any committee formed for the purposes of considering any transaction with the Purchaser or its Affiliates.

(c)    The Purchaser Designee shall be entitled to (i) reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the Board of Directors, in accordance with the Company’s organizational documents, and (ii) compensation in the same manner and to the same extent as the other members of the Board of Directors.

(d)    The Company shall maintain from financially sound and reputable insurers directors and officers insurance with coverage customary for similarly situated companies, which shall include coverage of the Purchaser Designee.

(e)    The Company acknowledges that the Purchaser Designee may have certain rights to indemnification, advancement of expenses and/or insurance provided by Purchaser and/or its respective Affiliates (collectively, the “Purchaser Indemnitors”). The Company hereby agrees that, with respect to a claim by the Purchaser Designee for indemnification arising out the Purchaser Designee’s service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Purchaser Designee with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board of Directors) are primary and any obligation of the Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Purchaser Designee are secondary), and (2) the Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Purchaser Designee against the Company.

Section 4.2 Restrictions on Transfer.

(a)    During the period commencing on the Initial Closing Date and continuing until the date that is the one year anniversary of the Preferred Closing Date (or the Initial Closing Date in the

event that the Preferred Closing does not occur), the Purchaser shall not Transfer any of the Shares to any Person without the consent of the Company; provided, however, that, without the consent of the Company, the Purchaser may Transfer Shares (i) to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Section 4.2 and Section 4.3 pursuant to a written agreement in form and substance reasonably satisfactory to the Company; (ii) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company that has been recommended or approved by a majority of the Board; or (iii) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

(b)    During the period commencing on the Preferred Closing Date and continuing until the date that is the six-month anniversary of the Preferred Closing Date, the Purchaser shall not Transfer any of the Preferred Shares to any Person without the consent of the Company; provided, however, that, (i) during the period commencing on the six-month anniversary of the Preferred Closing Date and continuing until the one-year anniversary of the Preferred Closing Date, as a condition to transfer of the Preferred Shares, the transferee must agree to be bound by the terms of this Section 4.2 and Section 4.3 pursuant to a written agreement in form and substance reasonably satisfactory to the Company, and (ii) without the consent of the Company, the Purchaser may Transfer Preferred Shares at any time (A) to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Section 4.2 and Section 4.3 pursuant to a written agreement in form and substance reasonably satisfactory to the Company; (B) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company that has been recommended or approved by a majority of the Board of Directors; or (C) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

(c)    In any event, Restricted Securities shall not be Transferred except upon the conditions specified in Section 4.3, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 4.2 shall be void ab initio.

Section 4.3 Restrictive Legends.

(a)    Each certificate representing the Purchased Shares or Conversion Shares shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b)    In addition, for so long as the Purchased Shares or Conversion Shares are subject to the restrictions set forth in Section 4.2, each certificate representing the Purchased Shares or Conversion Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(c)    The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares or the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 4.3.

(d)    Upon the request of the Purchaser, the restrictive legends set forth in this Section 4.3 shall be removed if in compliance with this Agreement, including Section 4.2, (i) the Purchased Shares and/or Conversion Shares are sold or transferred pursuant to Rule 144, or (ii) the Purchased Shares and/or Conversion Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following Rule 144 becoming available for the resale of the Purchased Shares and/or Conversion Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Purchased Shares and/or Conversion Shares and without volume or manner-of-sale restrictions, subject to Section 4.2, the Company, upon the written request of the Purchaser, shall instruct its transfer agent to remove the legend from the Purchased Shares and/or Conversion Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the Company or the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.

(e)    The Company shall cooperate, in accordance with reasonable and customary business practices, with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Purchaser or any of their respective successors and assigns of the Purchased Shares and Conversion Shares and other shares of Common Stock and/or Preferred Stock such party may beneficially own prior to or subsequent to the date hereof; provided that each such transfer is being made in accordance with applicable law and all applicable contractual restrictions, including pursuant to this Agreement and the Registration Rights Agreement, if applicable.

Section 4.4 Standstill. The Purchaser agrees that until the date that is the one year anniversary of the Preferred Closing Date (or the Initial Closing Date in the event that the Preferred Closing does not occur), without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates to: (a) effect or knowingly seek, publicly offer or propose to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or its Subsidiaries, or (ii) any tender or exchange offer, merger or other business combination involving the Company or its Subsidiaries or assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the foregoing; (c) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; it being understood that nothing in this Section 4.4 shall (1) restrict or prohibit the Purchaser Designee from taking any action, or refraining from taking any action, which the Purchaser Designee determines, in the Purchaser Designee’s reasonable discretion, is necessary to fulfill the Purchaser Designee’s fiduciary duties as a member of the Board of Directors; (2) restrict or prohibit the Purchaser’s acquisition of Common Stock, if after giving effect to such transaction, Purchaser and its Affiliates beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), in the aggregate, a number of shares of Common Stock that is less than twenty-seven and one-half percent (27.5%) of the total shares of Common Stock outstanding, plus (I) any additional Common Stock acquired through the accretion of dividends thereon and on the Series B Preferred Stock and any dividends payable in any other security and (II) any Common Stock issued to the Purchaser Designee in the form of director compensation; (3) restrict or prohibit Purchaser from engaging in discussions that may be deemed to encourage a passive investment in the Company’s stock and which would not, under any circumstances, reasonably be expected to result in an acquisition that would require a filing by any participant of a beneficial ownership report on Schedule 13D, (4) restrict or prohibit the Purchaser from participating in a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company that has been recommended or approved by a majority of the Board of Directors without violation of the terms of this Section 4.4, or (5) restrict or prohibit the Purchaser from any action set forth in this Section 4.4 following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

Section 4.5 Hedging Transactions. At any time that Purchaser Designee is serving on the Board of Directors, the Purchaser agrees that it will not enter into any Hedging Transactions to the extent directors of the Company are prohibited from entering into such Hedging Transactions pursuant to a policy applicable to all directors of the Company.

Section 4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares (a) to fund working capital, (b) to pay for the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, and (c) general corporate purposes.

Section 4.7 USRPHC Status. At the Purchaser’s request from time to time while the Purchaser owns an equity interest in the Company, the Company shall use commercially reasonable efforts to determine as promptly as practicable whether it is a USRPHC and shall promptly notify the Purchaser in writing of its determination of its status as a USRPHC (and if in connection with a sale, shall promptly provide to the Purchaser a statement in accordance with Treasury Regulations Section 1.897-2(h)(1) where it determines the interest being sold is not a United States real property interest within the meaning of Section 897 of the Code).

Section 4.8 Financial Statements and Other Information.

(a)    Subject to Section 4.8(c), and for so long as the Purchaser holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the outstanding shares of the Company’s Common Stock (which shall be determined assuming the conversion of all of the shares of Preferred Stock), the Company shall deliver to the Purchaser:

(i)    within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; and

(ii)    within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter.

(b)    Subject to Section 4.8(c), for so long as the Purchaser holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Preferred Shares, upon the request of Purchaser, the Company shall promptly provide (but in any case within fifteen (15) calendar days of a request) to Purchaser, the following information:

(i)    a brief statement of the nature of the business of the Company and any subsidiaries and the products and services they offer; and

(ii)    the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for the two (2) most recent fiscal years (such financial information shall be audited, to the extent reasonably available).

(c)    Notwithstanding the foregoing, financial statements and other reports and information required to be delivered pursuant to this Section 4.8 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Purchaser on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

Section 4.9 Nasdaq Listing. To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Closing Shares and the Conversion Shares to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

Section 4.10 Shareholder Approval. As set forth in the Articles of Amendment, until such time as the Shareholder Approval is obtained, the Preferred Shares will be subject to limitations on voting rights and will have no voting rights. As promptly as practicable following the Preferred Closing Date (and in any event within sixty (60) Business Days following the Preferred Closing Date), the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) that includes a proposal for approval by the holders of Common Stock to approve the issuance of Common Stock upon conversion of the Series B Preferred Stock of the Company issued to Purchaser pursuant to this Agreement as required under the listing rules of the Nasdaq Stock Market (and any successor thereto and any other trading market on which the Common Stock is listed), including Nasdaq Listing Rule 5635(b) and Nasdaq Listing Rule 5635(d) (the “Shareholder Approval”) at a special meeting of the shareholders of the Company (the “Company Shareholder Meeting”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the recommendation from the Board of Directors that the shareholders vote in favor of the Shareholder Approval. The Company shall use reasonable best efforts to solicit from the shareholders proxies in favor of the Shareholder Approval and to obtain the Shareholder Approval. Purchaser agrees to furnish to the Company all information concerning Purchaser and its Affiliates as the Company may reasonably request in connection with the preparation and filing of the Proxy Statement and the Company Shareholder Meeting. The Company shall, as promptly as practicable following the earlier of (i) date on which the SEC confirms that it has no further comments on the Proxy Statement, or (ii) ten calendars days following the filing of a preliminary proxy statement if the Company receives no comments from the SEC during such ten day period, take all action reasonably required, including under the OBCA, the Company’s Articles of Incorporation and Bylaws and the applicable rules of the Nasdaq Stock Market, to, as soon as reasonably practicable thereafter, duly call, convene and hold the Company Shareholder Meeting. Neither the Closing Shares nor the Preferred Shares will be entitled to vote in connection with the Shareholder Approval.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1 Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Preferred Closing are subject to the satisfaction, on or prior to the Preferred Closing Date, (i) on or before October 6, 2020, the condition set forth in Section 5.1(c), and (ii) if the Preferred Closing has not occurred on or before October 6, 2020, each of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in (i) Section 2.1(a), Section 2.2(a), Section 2.4 and Section 2.24 of this Agreement shall be true and correct in all material respects on and as of the Preferred Closing Date with the same effect as though such representations and warranties had been made on and as of the Preferred Closing Date, except for representations and warranties that speak as of a specific date or time other than the Preferred Closing Date (which need only be true and correct in all material respects as of such date or time), (ii) all other sections of Article II of this Agreement shall be true and correct on and as of the Preferred Closing Date with the same effect as though such representations and warranties had been made on and as of the Preferred Closing Date, except for representations and warranties that speak as of a specific date or time other than the Preferred Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Preferred Closing.

(c)    Articles of Amendment. The Articles of Amendment shall have been duly filed with the Secretary of State of the State of Oregon.

Section 5.2 Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Preferred Closing Date, (i) on or before October 6, 2020, the conditions set forth in Section 5.2(c) and Section 5.2(d), and (ii) if the Preferred Closing has not occurred on or before October 6, 2020, each of the following conditions precedent:

(a)    Representations and Warranties; Performance. Each of the representations and warranties of the Purchaser contained in (i) Section 3.1, Section 3.2(a) and Section 3.6 of this Agreement shall be true and correct in all material respects on and as of the Preferred Closing Date with the same effect as though such representations and warranties had been made on and as of the Preferred Closing Date, except for representations and warranties that speak as of a specific date or time other than the Preferred Closing Date (which need only be true and correct in all material respects as of such date or time), and (ii) all other sections of Article III of this Agreement shall be true and correct on and as of the Preferred Closing Date with the same effect as though such representations and warranties had been made on and as of the Preferred Closing Date, except for representations and warranties that speak as of a specific date or time other than the Preferred Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions under this Agreement and the Registration Rights Agreement.

(b)    Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the Preferred Closing.

(c)    Consideration for the Securities. The Purchaser shall have paid the Preferred Shares Purchase Price in full at the Preferred Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)    Articles of Amendment. The Articles of Amendment shall have been duly filed with the Secretary of State of the State of Oregon.

Section 5.3 Articles of Amendment. The Company shall use reasonable best efforts to file the Articles of Amendment, and cause the Articles of Amendment to be declared effective by the Secretary of State of the State of Oregon, as promptly as practicable after the date hereof.

ARTICLE VI

TERMINATION

Section 6.1 Termination. The obligations of the Company, on the one hand, and the Purchaser, on the other hand, to effect the Preferred Closing shall terminate as follows:

(a)    upon the mutual written consent of the Company and the Purchaser;

(b)    by the Purchaser if any of the applicable conditions set forth in Section 5.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser;

(c)    by the Company if any of the applicable conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(d)    by either the Company or the Purchaser if the Preferred Closing has not occurred on or prior to November 30, 2020;

provided, however, that, except in the case of clause (d) above, the party seeking to terminate its obligation to effect the Preferred Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Preferred Closing. Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. Except for (a) the representations and warranties contained in Section 2.1(a), Section 2.2(a), Section 2.4, Section 2.24, Section 3.1, Section 3.2(a) and Section 3.6, which shall survive until the expiration of the applicable statute of limitations and (b) in the case of intentional and actual fraud, the representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Initial Closing Date. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

Section 7.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and will become effective when such counterpart has been signed by a party and delivered to the other party. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

Section 7.4 Binding Arbitration.

(a)    The parties hereto desire and agree that any arbitration proceedings shall be conducted before one arbitrator to be selected pursuant to the Comprehensive Arbitration Rules (the “Arbitrator”) as expeditiously as possible and acknowledge that expeditious arbitration is in the interest of the parties hereto. The parties hereto agree that the arbitration must be concluded, including the rendering of any award by the Arbitrator (the “Award”), not more than ninety (90) days following selection of the Arbitrator. The parties hereto further agree that the Arbitrator shall have the authority to impose any interim deadlines, including shortening any deadlines provided in the Comprehensive Arbitration Rules, to ensure that this ninety (90)-day deadline is met. The Arbitrator must agree to the foregoing ninety (90) day deadline before accepting appointment. Failure to meet the ninety (90) day deadline, however, will not render the Award invalid, unenforceable or subject to being vacated. However, the parties hereto may mutually agree to modify the ninety (90)-day deadline and, if they do so, the Arbitrator shall accommodate such parties’ mutual agreement. The Arbitrator shall have no power to alter or disregard any express language in this Agreement and may not reform this Agreement under equitable or other principles.

(b)    The parties hereto shall maintain the confidential nature of the arbitration proceeding, except as may be necessary in connection with a court application for a provisional or preliminary remedy, a court action to challenge or enforce the Award, or as otherwise required by law or judicial decision. The parties hereto further agree that the Arbitrator shall render the Award in writing and explain the decision which, to the extent possible, shall not include confidential information.

(c)    The parties hereto waive to the fullest extent permitted by law any rights to appeal or to review of the Award by any court or tribunal.

(d)    For the avoidance of doubt, in the event of a conflict between this Section 7.4 and the Comprehensive Arbitration Rules, this Section 7.4 controls.

Section 7.5 Entire Agreement; No Third Party Beneficiary. This Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 7.6 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the Closing, the Company shall reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses, including legal fees, in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000), incurred by the Purchaser in connection with the transaction contemplated by this Agreement.

Section 7.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, upon receipt; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, OR 97008

Attention: Robert Chamness

Email: Robert.Chamness@digimarc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Attention: Roy W. Tucker; Gina Eiben

Email: rtucker@perkinscoie.com; geiben@perkinscoie.com

If to a Purchaser, to:

TCM Strategic Partners L.P.

26 Tahiti Beach Island Road

Coral Gables, FL 33143

Attention: Riley McCormack

E-mail: rm@tracercap.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention: Vijay S. Sekhon and Benson Cohen

E-mail: vsekhon@sidley.com and brcohen@sidley.com

Section 7.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in connection with a Transfer to a Permitted Transferee permitted by Section 4.2(a)(i). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 7.9 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 7.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the parties hereto. Either party may, only by an instrument in writing, waive compliance by the other party with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by a party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 7.11 Interpretation; Absence of Presumption.

(a)    For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 7.12 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 7.13 Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with the other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 7.14 shall not apply to any press release or other public statement made by the Company or Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

DIGIMARC CORPORATION

By:	/s/ Robert P. Chamness
Name: Robert P. Chamness Title: Executive Vice President, Chief Legal Officer and Secretary

TCM STRATEGIC PARTNERS L.P.
By: TCM Strategic GP LLC, its general partner

By:	/s/ Riley McCormack
Name: Riley McCormack Title: Manager

EXHIBIT A

DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as the same may be further amended, supplemented or restated.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, adopted on April 29, 2010, as the same may be further amended, supplemented or restated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Shares Purchase Price” has the meaning set forth in Section 1.1.

“Closings” has the meaning set forth in Section 1.2.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Designated Account” has the meaning set forth in Section 1.2.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, rule or regulations of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

“ERISA Regulations” means the regulations promulgated by the Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.

“Hedging Transactions” means the entering (a) into a Short Sale, (b) into or establishment of any agreement constituting a “put equivalent position,” as defined by Rule 16a-1(h) of the Exchange Act, or (c) otherwise entering into a hedging transaction the primary purpose of which is to offset the loss which results from a decline in the market price of the Common Stock.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Material Adverse Effect” means any event, circumstance, change or occurrence that has had or would reasonably be expected to have a material adverse effect upon (a) the financial condition, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser; (g) any announcement of this Agreement or the transactions contemplated hereby; (h) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (i) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

“OBCA” means the Oregon Business Corporation Act of the State of Oregon (as amended from time to time).

“Permitted Transferee” means any investment fund, investment vehicle or account Controlled by the Principal.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Preferred Shares Purchase Price” has the meaning set forth in Section 1.1.

“Principal” means Riley McCormack.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Purchaser in the form attached to the Agreement as Exhibit C.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Restricted Securities” means Purchased Shares or Conversion Shares required to bear the legend set forth in Section 4.3(a) under the applicable provisions of the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2019.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Sale” means a sale of Common Stock that is marked as a short sale.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Transfer” means, with respect to any security, any direct or indirect (a) sale, transfer, conveyance or encumbrance of such security, or the grant of any option or other right to an interest therein, whether voluntary, involuntary or by operation of law; provided that such transaction with respect to any security or ownership of Purchaser shall not constitute a Transfer so long as Principal continues to Control Purchaser following such transaction, or (b) entry into any hedge, swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Agreement	Preamble
Closing	1.2
Closing Date	1.2
Closing Shares	Preamble
Common Stock	2.4(a)
Company	Preamble
Company Shareholder Meeting	4.10
Conversion Shares	2.4(c)
Disclosure Schedule	Article II
Financial Statements	2.7
Preferred Shares	Preamble
Preferred Stock	2.4(a)
Proxy Statement	4.10
Purchased Shares	Preamble
Purchaser	Preamble
Purchaser Designee	4.1(b)
SECURITIES ACT	4.3(a)
Series B Preferred Stock	Preamble
Shareholder Approval	4.10
Shares	2.4(c)
USRPHC	2.12

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